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                                                                  Exhibit (d)(1)

                         MUTUAL NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this "Agreement") is made as of October 5, 2001 by and between Innoveda, Inc., having a principal place of business at 293 Boston Post Road West, Marlboro, Massachusetts 01752 ("Innoveda") and Mentor Graphics Corporation having a principal place of business at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070 (the "Company").

In the course of dealings between Innoveda and Company, either party may learn or receive from the other party "Confidential Information" (as that term is later defined in this Agreement) for the purpose of considering various business relationships between Company and Innoveda. Company and Innoveda desire to establish and set forth each party's obligations with respect to the other party's Confidential Information. In consideration of the foregoing, Company and Innoveda agree as follows:

1. The term "Confidential Information" shall mean any and all data, know-how, trade secrets, software, technology, intellectual property, financial information, product plans, marketing plans, documentation and other information which is related to the products, technology, intellectual property or business of either party and which either party learns or receives from the other party, except that which the receiving party can establish: (1) was, on the date of this Agreement, generally known to the public; or (2) became generally known to the public after the date of this Agreement other than as a result of the act or omission of the receiving party or such party's directors, officers, partners or employees; or (3) was rightfully known to the receiving party prior to learning or receiving same from the other party; or (4) is or was disclosed by the disclosing party to third parties generally without restrictions on use and disclosure; or (5) the receiving party lawfully received from a third party without that third party's breach of agreement or obligation of trust; or
     (6) was independently developed by the receiving party without the use of the other party's Confidential Information; or (7) is not disclosed to the receiving party in tangible form and conspicuously labeled as "confidential," "proprietary" or some similar designation, or, if disclosed orally, is not stated to be confidential at the time of disclosure and summarized in writing within fifteen days after disclosure and conspicuously labeled as confidential or some similar designation.

2. Each party considers all of its Confidential Information to be confidential and proprietary. All of the disclosing party's Confidential Information shall at all times, and throughout the world, remain the property of the disclosing party, exclusively, and all applicable rights in patents, copyrights and trade secrets, and all other intellectual property rights, shall remain in the disclosing party, exclusively.


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3.   The receiving party shall not directly or indirectly use any of the disclosing party's Confidential Information for any purpose, except for the purpose set forth above.

4. The receiving party shall not disclose, or permit access to, any portion of the other party's Confidential Information to any person except if: (1) such person is an employee or consultant of the receiving party and has a need to know the Confidential Information for the purpose set forth above; and (2) such person is legally bound by a written contract to comply with the provisions of this Agreement. The receiving party shall use the same degree of care that the receiving party uses with respect to its own information of a similar nature, but in any event reasonable care, to prevent disclosure of the other party's Confidential Information. Provided, however, Confidential Information of the disclosing party may be disclosed by the receiving party as required by applicable law or court order but only if prior to any such disclosure, such party shall, to the extent permitted by applicable law, first give the other party a reasonable opportunity to review the proposed disclosure and to comment thereon and to provide for the protection of the Confidential Information.

5. This Agreement shall be effective as of the date first written above and shall continue until either party terminates this Agreement upon ten days prior written notice to the other party. Each party's obligations with respect to each item of Confidential Information which it learns or receives from the other party prior to the date of termination of this Agreement shall terminate five years after the date of termination of this Agreement. Promptly after termination of this Agreement, each party shall return to the other party all of the other party's Confidential Information in tangible form, which is in its possession at the time of termination.

6. This Agreement is the complete and exclusive statement of the agreement between the parties and supersedes all prior written and oral communications and agreements relating to the subject matter hereof; however, if a specific item or items of Confidential Information are governed by another valid and binding written agreement between the parties hereto, such other written agreement shall govern in the event of conflict with this Agreement. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be effective unless in writing and signed by an authorized representative of each party.

AGREED TO AND ACCEPTED BY:

INNOVEDA, INC.                                MENTOR GRAPHICS CORPORATION

By /s/ Peter T. Johnson                     By  /s/ Yvonne Lawson
   -------------------------------------        --------------------------------

Title Chief Legal Officer                   Title  Associate General Counsel
     -----------------------------------           -----------------------------

Date 10/5/01                                Date 10/5/01
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